Exhibit 5.1

[Cooley Godward LLP Letterhead]

February 19, 2004

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Rigel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to three million two hundred seventy-seven thousand two hundred seventy-five (3,277,275) shares of the Company’s common stock, $0.001 par value (the “Company Shares”), including four hundred twenty-seven thousand two hundred seventy-five (427,275) shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to Registration Statements on Form S-3 (Nos. 333-111777 and 333-112746, the (“Registration Statements”)) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission (the “Commission”). All of the Company Shares are to be sold by the Company as described in the Registration Statements and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statements and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold in accordance with the Registration Statements and the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement included in the Registration Statements and to the filing of this opinion as an exhibit to the Registration Statements.

Very truly yours,

Cooley Godward LLP

/s/ SUZANNE SAWOCHKA HOOPER
Suzanne Sawochka Hooper